Exhibit 99.1

Aastrom Biosciences
Domino’s Farms, Lobby K
24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105
T 734 418–4400 F 734 665–0485
www.aastrom.com

Aastrom Announces Results of Common Stock Exchange for December 2010 Warrants

ANN ARBOR, Mich., [July 30, 2012] — Aastrom Biosciences, Inc. (Nasdaq: ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, announced today that it has completed the previously announced exchange of its outstanding December 2010 warrants for common stock.  As of July 27, 2012, when the company’s offer to exchange these warrants for common stock expired, 9,691,900 warrants had been exchanged for 4,845,949 shares of common stock.  This total includes warrants that were part of a private exchange on June 27, 2012.  There now remain 308,100 December 2010 warrants outstanding with an exercise price of $3.22 and an expiration date of December 15, 2015.

“We are extremely pleased with the results of the exchange, which has improved the company’s capital structure, removed most of these complex and dilutive warrants, and reduced the number of fully diluted Aastrom shares by more than six percent.  We are now in a much better position to continue to attract high-quality, long-term investors to Aastrom who will no longer have to be concerned about the potential future impact of these warrants,” said Tim Mayleben, Aastrom’s president and chief executive officer.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases.  The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues.  Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 3 clinical program to study patients with critical limb ischemia and a planned Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.  For more information on the pivotal REVIVE Phase 3 clinical trial, please visit the trial website at www.revivecli.com.

Media contact

Andrea Coan

Berry & Company

acoan@berrypr.com

(212) 253-8881

Investor contact

Danielle Spangler

The Trout Group

dspangler@troutgroup.com

(646) 378-2924

This document contains forward-looking statements, including, without limitation, the future perception of the capital structure of the company, the company’s potential to attract future investors and the quality and nature of such investors, if any. Other forward-looking statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law